Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations DaVita Inc. 310 750-2072

DAVITA INC. COMPLETES PARTIAL REDEMPTION OF

7% CONVERTIBLE SUBORDINATED NOTES

TORRANCE, CA, August 18, 2003—DaVita Inc. (NYSE: DVA) today announced that it completed a call for a partial redemption of $200,000,000 principal amount of its 7% Convertible Subordinated Notes due 2009 (the “Notes”). All $200,000,000 principal amount of the Notes were redeemed for $208,400,000 in cash plus accrued interest. As of August 18, 2003, $145,000,000 principal amount of the Notes are outstanding.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company operates kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of June 30, 2003, DaVita provides services at 539 outpatient facilities for 47,000 patients, including 3,300 patients in 29 centers under management.